ADOPTED JUNE 2, 2003
                                                           AMENDED JUNE 19, 2003

                               GELSTAT CORPORATION

                             AUDIT COMMITTEE CHARTER

Objective
---------

The audit committee of the board of directors of GelStat shall use its best efforts to ensure the independence of the company's independent accountants, the integrity of management, and the adequacy of disclosure to the company's shareholders, potential shareholders, and the investment community.

Members
-------

The audit committee shall be appointed annually by the board of directors, with its chairman (if any) to be selected by the committee. The committee shall have at least one member. Each member must also be a member of the board of directors. A director is "independent" if he/she is an "independent director" as defined in the rules of any exchange on which the company's securities are listed.

In selecting members of the audit committee, the board shall give consideration to each nominee's capacity to serve, business experience, knowledge of GelStat operations, finance, accounting, and auditing, facility in obtaining information by inquiry, and commitment and available time.

Each member shall have the ability to read and understand fundamental financial statements.

The committee shall annually elect one of its members as chairperson. The chairperson shall schedule meetings, preside over meetings, and report to the board.

Vacancies on the committee shall be filled by the board of directors.

Meetings
--------

The committee shall meet a minimum of two times per year and as scheduled by the committee chairman. A majority of members shall constitute a quorum. Each member shall be entitled to one vote. At the request of the committee, meetings may be held with members of management or the company's internal accounting staff or representatives of the company's independent accountants or consultants. The committee shall prepare and preserve written minutes of its meetings. The committee may appoint a committee member or a non-committee member as secretary. The committee may take action by conference telephone call, which shall constitute a meeting, or by written action signed by all members.

The activities and findings of the committee and minutes of committee meetings shall be made available to each member of the board.

Authority
---------

The committee shall have unrestricted access to the company's personnel and records and will be given the resources to discharge its duties. The committee shall have the authority to engage independent counsel and other advisors, as it deems necessary, to carry out its duties. The committee may conduct investigations into significant matters brought to its attention during the conduct of its duties and may retain persons having special competence as necessary. The committee shall have the sole authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditors. The committee also has the sole authority and responsibility to approve any significant non-audit relationship with the independent auditors.

Responsibility
--------------

While the fundamental responsibility for the company's financial statements and disclosures rests with management and the independent auditor, the audit committee must review:

     o major issues regarding accounting principles and financial statement presentations, including any significant changes in the company's selection or application of accounting principles, and major issues as to the adequacy of the company's internal controls and any special audit steps adopted in light of material control deficiencies;

     o analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

     o the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company; and

     o earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

     o establish procedures for (1) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and (2) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

The audit committee shall have such other responsibilities as may be designated to it from time to time by the board of directors. In addition, the audit committee shall annually review and assess the adequacy of its Charter and recommend to the board of directors any modifications in its duties and responsibilities.

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

Operations
----------

The audit committee shall:

     o Assist board oversight of (1) the integrity of the company's financial statements, (2) the company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the company's independent auditors.

     o Prepare the report that SEC rules require be included in the company's annual proxy statement.

     o Retain and terminate the company's independent auditors (subject, if applicable, to shareholder ratification).

     o    At least  annually,  obtain  and  review a report  by the  independent auditor describing: such firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the company. The audit committee should present its conclusions with respect to the independent auditor to the full board

     o Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     o Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The audit committee's responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made). The audit committee need not discuss in advance each earnings release or each instance in which the company may provide earnings guidance.

     o As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

     o Discuss policies with respect to risk assessment and risk management. The audit committee should analyze the company's major financial risk exposures and discuss with management the steps management has taken to monitor and control such exposures. The audit committee is not required to be the sole body responsible for risk assessment and management.

     o    Periodically   meet   separately  with   management,   with  personnel
          responsible for the internal preparation of financial reports and records, and with independent auditors.

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

     o Review with the independent auditor any audit problems or difficulties and management's response. Among the items the audit committee may want to review with the auditor are: any accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement; and any "management" or "internal control" letter issued, or proposed to be issued, by the audit firm to the company. The review should also include discussion of the responsibilities, budget and staffing of the company's internal financial functions.

     o Set clear hiring policies for employees or former employees of the independent auditors which shall comply in all respects with the rules of the Securities and Exchange Commission concerning independence of auditors and similar rules of any stock exchange on which the company's securities are listed.

     o Report regularly to the board of directors. The audit committee should review with the full board any issues that arise with respect to the quality or integrity of the company's financial statements, the company's compliance with legal or regulatory requirements, the performance and independence of the company's independent auditors, or the performance of the internal financial accounting.

     o    Annually evaluate the performance of the audit committee.

     o Review, discuss and report to the board of directors concerning changes, if any, made or proposed by the government, accounting profession, or the company relating to accounting principles and their applications that could materially affect the company.

     o Review, discuss and report to the board of directors concerning significant issues reviewed by legal counsel concerning litigation, contingencies, claims, or assessments.

     o Review, discuss and report to the board of directors concerning significant adjustments proposed by the independent accountants.

     o Inquire of the independent accountants as to whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the company's financial statements.

     o Review unusual reporting issues prior to the issuance of any press release on financial results.

     o Advise the independent accountants and members of the internal accounting staff that they may communicate directly with any member of the committee on a confidential basis.

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

Internal Accounting Controls
----------------------------

The committee shall undertake such review as it deems necessary to ensure that there exists an effective system of internal accounting controls. Without limitation and as it deems appropriate, the committee shall:

     o Meet privately with the independent accountants and appropriate members of the company's financial staff to discuss pertinent matters.

     o Review with the chief financial officer the activities, organizational structure, and qualifications of the internal financial staff.

     o Inquire of the chief financial officer and independent accountants the extent to which their planned audit scope can be relied on to detect material weaknesses in internal controls or the occurrence of fraudulent financial reporting.

Corporate Compliance
--------------------

The committee shall conduct such review as it deems necessary to ensure that the company is maintaining effective controls against employee conflict of interest and fraud and is in reasonable compliance with related laws. Without limitation and as it deems appropriate, the committee shall:

     o Review management's program to monitor compliance with the company's code of conduct and the Foreign Corrupt Practices Act.

     o    Review significant related party transactions.

     o Review the policies and procedures in effect for the review of officer expenses and purchases.

     o Review periodically the impact of significant accounting or reporting developments that may affect the company.

     o Review any legal matters that could have a significant impact on the company's financial statements.

     o If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.

Qualified Legal Compliance Committee
------------------------------------

The committee shall be the company's "qualified legal compliance committee" as defined in the rules of the Securities and Exchange Commission. In this capacity, the committee shall:

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

     o Adopt written procedures for the confidential receipt, retention and consideration of any report of a material violation of federal securities laws, breach of fiduciary duty or similar violations by the company or any officer, director, employee or agent of the company.

     o Inform the company's chief legal officer and chief executive officer of any report of evidence of a material violation.

     o Determine whether an investigation is necessary regarding any report of evidence of a material violation by the company, its officers, directors, employees or agents and, if it determines an investigation is necessary or appropriate:

          o    Notify the full board of directors;

          o Initiate an investigation, which may be conducted either by the chief legal officer (or the equivalent thereof) or by outside attorneys; and

          o Retain such additional expert personnel as the committee deems necessary.

     o    At the conclusion of any such investigation:

          o Recommend, by majority vote, that the company implement an appropriate response to evidence of a material violation;

          o Inform the chief legal officer and the chief executive officer (or the equivalents thereof) and the board of directors of the results of any such investigation and the appropriate remedial measures to be adopted; and

          o Acting by majority vote, take all other appropriate action, including the notification of the Securities and Exchange Commission in the event that the company fails in any material respect to implement an appropriate response that the qualified legal compliance committee has recommended.

Miscellaneous
-------------

As to other related matters, without limitation and as it deems appropriate, the committee shall:

     o Discuss with the independent accountants the quality of the company's financial and accounting personnel and any relevant recommendations that the independent accountants may have, including those in their "Report to Management."

     o Review the extent of nonaudit services provided by the independent accountants in relation to the objectivity needed in the audit.

     o Evaluate the cooperation received by the independent accountants during their audit examination, including the access to all requested records, data, and information and elicit the comments of management regarding the responsiveness of the independent accountants to the company's needs.

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

     o Request from outside auditors a formal written statement regarding all relationships between the outside auditors and the company.

     o Maintain an active dialogue with the outside auditors regarding any undisclosed relations or services that could affect the objectivity and independence of the outside auditors.

     o Take, or recommend that the board of directors take, appropriate action to oversee the outside auditors' independence.

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